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                                                                   Exhibit 23(a)












                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Hourly Pension Investment Plan of our reports (a) dated February 3, 2000, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 1999 and (b) dated June 24, 1999, with respect to the financial statements and schedules of The Hourly Pension Investment Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.




                                                           ERNST & YOUNG LLP



Canton, Ohio
April 17, 2000